Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Fourth Quarter 2018 Financial Results
and Positive Outlook for 2019

Columbia, MD. March 18, 2019. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter and fiscal year ended December 31, 2018.
Overview of Fourth Quarter 2018 Results:

•
Record revenue of $132.9 million for fourth quarter of 2018 compared to $131.5 million for fourth quarter of 2017, and annual revenue of $515.2 million for full year 2018 compared to $509.2 million in 2017

•	Significantly increased backlog of $327.4 million, a record level, as of December 31, 2018, a 22% increase compared to $268.6 million as of December 31, 2017

•	Diluted earnings per share of $0.02 for the fourth quarter of 2018 compared to a loss of $0.02 per share for fourth quarter of 2017

•
Completed TTi Global acquisition, significantly enhancing GP Strategies' service offerings and customer base in the automotive industry, adding service training and multiple new markets, customer relationships and capabilities

•	Cash provided by operating activities of $7.7 million for the fourth quarter of 2018 compared to $5.1 million for the fourth quarter of 2017

“The Company has entered 2019 with a positive outlook for the future,” stated Scott N. Greenberg, Chief Executive Officer of GP Strategies. "We anticipate achieving both significant revenue and EBITDA increases in 2019. While our 2018 results were disappointing, we have made substantial progress in our long term strategic objectives.”

"2018 has been a challenging and transformational year for GP Strategies," commented Adam H. Stedham, President of GP Strategies. "We have created the foundation for exciting times going forward.  During 2018, we entered into long term renewals with our two largest customers, which represented 27% of our 2018 revenue. Our new sales structure is in place and functioning well.  Our backlog is at an all-time high of $327.4 million, up 22% from the prior year. In addition, not included in this backlog, the Company has been awarded three new multi-year outsourcing contracts. The acquisition of TTi Global further positions the Company to capitalize on expected demand for our services resulting from the unprecedented disruption of the automotive industry.  We anticipate TTi Global will contribute positively to our income statement after the first quarter, once its operations are integrated with GP Strategies. In addition to the integration of TTi, we expect to reduce operating costs by approximately $4.0 million on an annual basis, beginning in the second quarter of 2019, with approximately $2.5 million expected to be realized in 2019."

The Company’s revenue increased $1.4 million or 1.0% during the fourth quarter of 2018 compared to the fourth quarter of 2017. Revenue in the Business Transformation Services segment increased $3.6 million, or 7.0%, which was partially offset by a $2.3 million, or 2.8%, decline in revenue in the Workforce Excellence segment. Revenue for the fiscal year ended December 31, 2018 was $515.2 million, up $6.0 million or 1.2% from 2017 revenue of $509.2 million.

Gross profit decreased $3.3 million or 15.1% to $18.3 million, or 13.8% of revenue, for the fourth quarter of 2018 compared to $21.6 million, or 16.4% of revenue, for the fourth quarter of 2017. Gross profit in the Workforce Excellence segment declined $2.4 million during the fourth quarter of 2018 largely due to a $0.6 million gross profit decline on UK job skills training services due to a decline in revenue associated with the previously disclosed funding changes by the UK government for their apprenticeship programs, a $0.7 million loss in the Company's non-core alternative fuels business due to contract over runs, and a $0.8 million decrease in gross profit in the Company's energy business due to a decline in software subscription revenue. Gross profit in the Business Transformation Services segment decreased $0.8 million during the fourth quarter of 2018 primarily due to a revenue decline in the organizational development practice and a decrease in gross margin in the sales enablement practice. In addition, the Company had a $0.5 million increase in medical benefits expense during the fourth quarter of 2018 compared to the fourth quarter of 2017, and a $2.0 million increase in medical benefits expense compared to the third quarter of 2018.

General and administrative expenses decreased $1.6 million or 9.7% to $14.6 million for the fourth quarter of 2018 from $16.2 million for the fourth quarter of 2017. The decrease is primarily due to a $1.6 million decrease in bad debt expense due to a $1.3 million reserve related to a terminated contract with a foreign oil and gas client in the fourth quarter of 2017 which did not recur in 2018, and a $0.6 million decrease in ERP system implementation costs, partially offset by a $0.6 million net increase in G&A expenses largely due to acquisition costs associated with the recently completed acquisition of TTi Global, Inc.

Sales and marketing expenses increased $1.3 million to $1.7 million for the fourth quarter of 2018 compared to $0.4 million for the fourth quarter of 2017 primarily consisting of increased labor and benefits expenses associated with the establishment of a new business development organization during 2018.

Operating income decreased $0.4 million to $2.4 million for the fourth quarter of 2018 from $2.9 million for the fourth quarter of 2017. The decrease in operating income is primarily due to a $3.3 million decrease in gross profit discussed above and a $0.8 million decrease in the gain on change in fair value of contingent consideration, offset by $3.3 million of restructuring expenses in the fourth quarter of 2017 which did not recur in 2018.

Interest expense decreased $0.3 million in the fourth quarter of 2018 compared to fourth quarter of 2017 due to a $1.1 million contingent interest accrual in the fourth quarter of 2017 associated with unremitted value-added tax (VAT) that did not recur in 2018, offset by a $0.8 million increase in interest expense due to an increase in borrowings and interest rates under the Company's revolving credit facility.

Income tax expense was $0.8 million, or a 66.5% effective income tax rate, for the fourth quarter of 2018 compared to $1.6 million, or a 127.6% effective income tax rate, for the fourth quarter of 2017. For the full year 2018, income tax expense was $4.9 million, or a 33.4% effective rate compared to $6.8 million, or a 34.5% effective tax rate for the full year 2017.  The decrease in the effective tax rate in 2018 compared to 2017 is due to the non-recurring unfavorable effect of the 2017 Tax Act on the Company's fourth quarter 2017 effective tax rate.

Net income was $0.4 million, or $0.02 per diluted share, for the fourth quarter of 2018 compared to net loss of $0.3 million, or $(0.02) per diluted share, for the fourth quarter of 2017. After accounting for special items, which are set forth in the Non-GAAP Reconciliation - Adjusted EPS below, Adjusted EPS was $0.11 for the fourth quarter of 2018 compared to $0.39 for fourth quarter of 2017. Net income for the fiscal year ended December 31, 2018 was $9.8 million or $0.59 diluted earnings per share compared to $12.9 million or $0.76 diluted earnings per share for the fiscal year ended December 31, 2017.
Balance Sheet and Cash Flow Highlights
As of December 31, 2018, the Company had cash of $13.4 million compared to $23.6 million as of December 31, 2017. In addition, the Company had $116.5 million of borrowings outstanding under its $200 million credit facility as of December 31, 2018.

Cash provided by operating activities was $11.2 million for the year ended December 31, 2018 compared to $26.3 million for the year ended December 31, 2017. During the year ended December 31, 2018, the Company repurchased approximately 354,000 shares of its common stock in the open market for a total cost of approximately $8.0 million. As of December 31, 2018, there was approximately $3.8 million available for future repurchases under the buyback program.
ERP System Implementation Update & Delay in 10-K Filing
The Company plans to file a Form 12b-25 with the Securities and Exchange Commission to obtain additional time within which to file its Annual Report on Form 10-K for the year ended December 31, 2018. The extension is necessary due to unanticipated delays in completing the year end financial closing process as a result of the implementation of a new ERP system in the fourth quarter of 2018. The Company has not fully completed the activities required to complete its Form 10-K for the year ended December 31, 2018. In addition, while the Company is still completing its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2018, it expects to report material weaknesses in internal control over financial reporting relating to the implementation of the new ERP system. The Company has been implementing measures designed to ensure that control deficiencies contributing to the material weaknesses are remediated in 2019. The Company expects to file its Form 10-K within the 15 day period specified by Rule 12b-25 of the Securities and Exchange Act of 1934, as amended.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. ET on March 18, 2019. Prepared remarks regarding the company's financial and operational results will be followed by a question and answer period with GP Strategies' executive management team. The conference call may be accessed via webcast at: https://services.choruscall.com/links/gpx190315.html or by calling +1 (833) 535-2204 within the US, or +1 (412) 902-6747 internationally, and requesting the "GP Strategies Conference." The presentation slides broadcast via the webcast will also be available on the Investors section of GP Strategies' website the morning of the call. Participants must be logged in via telephone to submit a question to management during the call. Participants may optionally pre-register for the webcast at http://dpregister.com/10129324.
The webcast will be archived on the Investors section of GP Strategies' website and will remain available for 90 days. Alternatively, a telephonic replay of the conference call will be available for one week and may be accessed by dialing +1 (877) 344-7529 in the US, or +1 (412) 317-0088 internationally, and requesting conference number 10129324.
Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted Earnings per Diluted Share (Adjusted EPS), backlog, and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA and Adjusted EPS to the most comparable GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.
About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.
Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2018	2017	2018	2017

Revenue	$132,871	$131,503	$515,160	$509,208
Cost of revenue	114,579	109,945	437,417	427,181
Gross profit	18,292	21,558	77,743	82,027
General and administrative expenses	14,641	16,217	54,848	55,753
Sales and marketing expenses	1,670	417	4,798	1,666
Restructuring charges	—	3,317	2,930	3,317
Gain on change in fair value of contingent consideration, net	466	1,251	4,438	1,620
Operating income	2,447	2,858	19,605	22,911
Interest expense	1,314	1,649	2,945	3,132
Other income (expense)	15	18	(1,897)	(90)
Income before income tax expense	1,148	1,227	14,763	19,689
Income tax expense	763	1,566	4,927	6,798
Net income (loss)	$385	$(339)	$9,836	$12,891

Basic weighted average shares outstanding	16,579	16,780	16,608	16,748
Diluted weighted average shares outstanding	16,652	16,917	16,696	16,873
Per common share data:
Basic (loss) earnings per share	$0.02	$(0.02)	$0.59	$0.77
Diluted (loss) earnings per share	$0.02	$(0.02)	$0.59	$0.76

Other data:
Adjusted EBITDA(1)	$7,495	$12,211	$37,917	$49,266
Adjusted EPS (1)	$0.11	$0.39	$0.90	$1.43

(1)
The terms Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliations, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2018	2017	2018	2017
Revenue by segment (1):
Workforce Excellence	$77,770	$80,023	$316,814	$308,259
Business Transformation Services	55,101	51,480	198,346	200,949
Total revenue	$132,871	$131,503	$515,160	$509,208

Gross profit by segment (1):
Workforce Excellence	$11,193	$13,634	$50,875	$52,958
Business Transformation Services	7,099	7,924	26,868	29,069
Total gross profit	$18,292	$21,558	$77,743	$82,027

Supplemental Cash Flow Information:
Net cash provided by operating activities	$7,700	$5,086	$11,210	$26,260
Capital expenditures	(567)	(410)	(2,834)	(2,734)
Free cash flow	$7,133	$4,676	$8,376	$23,526

(1)
As of December 31, 2018, we operated through two reportable business segments: (i) Workforce Excellence and (ii) Business Transformation Services. In December 2017, we announced a new organizational structure and plan to improve operating results by increasing organic growth and reducing operating costs. Effective January 1, 2018, we re-organized into two operating segments aligned by complementary service lines and supported by a new business development organization aligned by industry sector. The Workforce Excellence segment includes the majority of the former Learning Solutions and Professional & Technical Services segments. The Business Transformation Services segment includes the majority of the former Performance Readiness Solutions and Sandy Training & Marketing segments. Certain business units transferred between the former operating segments to better align with the service offerings of the two new segments. In addition, effective July 1, 2018, we transferred the management responsibility of certain additional business units between the two operating segments primarily to consolidate our non-technical content design and development businesses into one global digital learning strategies and solutions service line. We have reclassified the segment financial information herein for the prior year periods to reflect the changes in our segments and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (1)
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2018	2017	2018	2017
Net income (loss)	$385	$(339)	$9,836	$12,891
Interest expense	1,314	1,649	2,945	3,132
Income tax expense	763	1,566	4,927	6,798
Depreciation and amortization	2,251	1,821	7,921	6,974
EBITDA	4,713	4,697	25,629	29,795
Non-cash stock compensation expense	809	1,438	4,310	6,314
Restructuring charges (2)	—	3,317	2,930	3,317
Severance expense (2)	515	—	515	—
Gain on change in fair value of contingent consideration, net	(466)	(1,251)	(4,438)	(1,620)
ERP implementation costs	1,081	1,695	4,037	4,916
Foreign currency transaction losses	274	131	2,298	334
Legal acquisition costs	569	97	1,680	459
Loss on divested business	—	337	956	1,368
Loss on a contract with a foreign oil and gas client	—	1,750	—	4,383
Adjusted EBITDA	$7,495	$12,211	$37,917	$49,266

(1)
Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization, non-cash stock compensation expense, gain or loss on the change in fair value of contingent consideration and other unusual or infrequently occurring items such as restructuring charges. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(2)	The restructuring plan initiated in the fourth quarter of 2017 was substantially completed by June 30, 2018. In the fourth quarter of 2018, we incurred approximately $0.5 million of severance expense that is included in cost of revenue and not reflected in restructuring charges on the consolidated statements of operations.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EPS (1)
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2018	2017	2018	2017
Diluted (loss) earnings per share	$0.02	$(0.02)	$0.59	$0.76
Restructuring charges	—	0.12	0.13	0.12
Severance expense	0.02	—	0.02	—
Gain loss on change in fair value of contingent consideration, net	(0.02)	(0.07)	(0.20)	(0.10)
U.S. Tax Cuts and Jobs Act of 2017	—	0.19	0.02	0.19
ERP implementation costs	0.05	0.06	0.18	0.18
Legal acquisition costs	0.03	—	0.07	0.02
Foreign currency transaction losses	0.01	—	0.10	0.01
Loss on divested business	—	0.01	0.04	0.05
Loss on a contract with a foreign oil and gas client	—	0.06	—	0.16
Contingent interest on unremitted VAT payments	—	0.04	(0.05)	0.04
Adjusted EPS	$0.11	$0.39	$0.90	$1.43

(1)
Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per diluted share excluding the gain or loss on the change in fair value of acquisition-related contingent consideration and special charges, such as restructuring, the impact of U.S. tax reform enacted in December 2017, and other unusual or infrequently occurring items of income or expense. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the gain or loss on the change in fair value of acquisition-related contingent consideration and other special charges, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2018	2017
	(Unaudited)
Current assets:
Cash	$13,417	$23,612
Accounts and other receivables	108,471	119,335
Unbilled revenue	81,044	42,958
Prepaid expenses and other current assets	19,362	14,212
Total current assets	222,294	200,117
Property, plant and equipment, net	5,859	5,123
Goodwill and other intangibles, net	197,057	153,198
Other assets	10,920	6,569
Total assets	$436,130	$365,007

Current liabilities:
Short-term borrowings	$—	$37,696
Current portion of long-term debt	—	12,000
Accounts payable and accrued expenses	93,734	78,280
Deferred revenue	24,616	22,356
Total current liabilities	118,350	150,332
Long-term debt	116,500	16,000
Other noncurrent liabilities	14,711	10,621
Total liabilities	249,561	176,953
Total stockholders’ equity	186,569	188,054
Total liabilities and stockholders’ equity	$436,130	$365,007

© 2019 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925